Exhibit 10.21

FANTEX HOLDINGS, INC.

CHANGE IN CONTROL SEVERANCE AGREEMENT

This Change In Control Severance Agreement (the “Agreement”), dated as of August 19, 2014 (the “Effective Date”), is made by and between Fantex Holdings, Inc., a Delaware corporation (the “Company”) and William Garvey (“Executive”) (collectively referred to herein as the “Parties”).

WHEREAS, the Board of Directors of the Company (the “Board”) recognizes that Executive’s role at the Company and that the possibility of an acquisition of the Company can be a distraction to Executive and can cause Executive to consider alternative employment opportunities.  The Board has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of such an event;

WHEREAS, the Board believes that it is in the best interests of the Company and its shareholders to provide Executive with an incentive to continue Executive’s employment and to motivate Executive to maximize the value of the Company upon a Change in Control (as defined below) for the benefit of its stockholders; and

WHEREAS, the Board believes that it is imperative to provide Executive with severance benefits upon certain terminations of Executive’s employment with the Company in connection with a Change in Control that enhance Executive’s financial security and provide incentive and encouragement to Executive to remain with the Company notwithstanding the possibility of such an event.

NOW, THEREFORE, for other good and valuable consideration, including the respective covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.             Definitions.

(a)           Cause.  For purposes of this Agreement, “Cause” shall mean the occurrence of any one or more of the following events unless, to the extent capable of correction, Executive fully corrects the circumstances constituting Cause within fifteen (15) days after Executive’s receipt of a notice of termination of employment from the Company:

(i)            Executive’s gross misconduct in connection with the performance of his duties with the Company (other than any such failure resulting from Executive’s incapacity due to physical or mental illness or any such actual or anticipated failure after his issuance of a notice of termination for Good Reason), after a written demand for performance is delivered to Executive by the Company, which demand specifically identifies the manner in which the Company believes that Executive has not performed his duties;

(ii)           Executive’s commission of an act of fraud or material dishonesty resulting in reputational, economic or financial injury to the Company;

(iii)         Executive’s conviction of, including any entry by Executive of a guilty or no contest plea to, a felony or other crime involving moral turpitude;

(iv)          a material breach by Executive of his fiduciary duty to the Company which results in reputational, economic or other injury to the Company; or

(v)           Executive’s material breach of Executive’s obligations under a written agreement between the Company and Executive, including without limitation, such a breach of this Agreement.

(b)           Change in Control.  A Change in Control shall be as defined in the Fantex Holdings, Inc. 2012 Equity Incentive Plan.

(c)           Good Reason.  For purposes of this Agreement, “Good Reason” shall mean the occurrence of any one or more of the following events, in any case, without Executive’s prior written consent, unless the Company fully corrects the circumstances constituting Good Reason (provided such circumstances are capable of correction) as provided below:

(i)            a material diminution in Executive’s position (including status, titles and reporting requirements), authority, duties or responsibilities, excluding for this purpose any isolated, insubstantial or inadvertent actions not taken in bad faith and which are remedied by the Company promptly after receipt of notice thereof given by Executive;

(ii)           a material reduction in Executive’s annual base salary, as the same may be increased from time to time; or

(iii)         a material breach by the Company of this Agreement.

Notwithstanding the foregoing, Executive will not be deemed to have resigned for Good Reason unless (1) Executive provides the Company with written notice setting forth in reasonable detail the facts and circumstances claimed by Executive to constitute Good Reason within sixty (60) days after the date of the occurrence of any event that Executive knows or should reasonably have known to constitute Good Reason, (2) the Company fails to cure such acts or omissions within thirty (30) days following its receipt of such notice, and (3) the effective date of Executive’s termination for Good Reason occurs no later than sixty (60) days after the expiration of the Company’s cure period.

2.             Term.  The Term of this Agreement shall commence on the Effective Date and terminate upon the date that all obligations of the parties hereto with respect to this Agreement have been satisfied.  The Company and Executive acknowledge that Executive’s employment shall be “at-will,” as defined under applicable law.

3.             Change in Control.  Subject to Section 4(c) hereof, in the event of a Change in Control of the Company, each outstanding unvested Company stock options and equity awards held by Executive as of such date shall become vested and, as applicable, exercisable, immediately prior to such Change in Control with respect to 50% of the then-unvested portion of each such option and equity award.

4.             Qualifying Termination in Connection with a Change in Control. If Executive’s employment with the Company is terminated by the Company without Cause or by Executive with Good Reason (each, a “Qualifying Termination”), in either case, (A) on or within thirty (30) days prior to a Change in Control or (B) within one (1) year after a Change in Control, in either case, the Company shall provide the Executive, in addition to any accrued but unpaid salary, bonus, vacation and expense reimbursement payable in accordance with applicable law, with the following payments and benefits:

(a)           Cash Severance.  The Company shall pay Executive, in a single lump-sum payment on the sixtieth (60th) day after the date of termination, an amount equal to fifty percent (50%) of Executive’s annual base salary as of the date of termination (disregarding any reduction in annual base salary that would give rise to Executive’s right to terminate for Good Reason).

(b)           COBRA Benefits. During the period commencing on the date of termination and ending on the six (6)-month anniversary of the date of termination (the “COBRA Period”), subject to Executive’s valid election to continue healthcare coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), the Company shall continue to provide Executive and Executive’s eligible dependants with coverage under its group health plans at the same levels and the same cost to Executive as would have applied if Executive’s employment had not been terminated based on Executive’s elections in effect on the date of termination, provided, however, that (i) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A (as defined below) under Treasury Regulation Section 1.409A-1(a)(5), or (ii) the Company is otherwise unable to continue to cover Executive under its group health plans without incurring penalties (including without limitation, pursuant to Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments over the continuation coverage period (or the remaining portion thereof); and

(c)           Accelerated Vesting of Company Equity Awards. Each outstanding Company stock option and equity award held by Executive on the date of termination that has not yet vested shall conditionally vest and, as applicable, become exercisable on the later of the date of termination and immediately prior to such Change in Control (and such vesting shall become unconditional upon such execution and non-revocation of a Release (as defined below)); provided, however, that if Executive fails to timely execute or revokes the Release, all such conditionally vested awards (and any shares received in respect of such awards) shall be forfeited upon such failure or revocation (subject to repayment by the Company to Executive of any amounts (if any) paid by Executive with respect to shares underlying such conditionally vested awards.  For the avoidance of doubt, if a Qualifying Termination occurs prior to a Change in Control, all outstanding, unvested Company compensatory equity awards shall remain outstanding and eligible to vest solely upon a Change in Control occurring within thirty (30) days after the date of termination (but shall not otherwise vest following the date of termination) and shall terminate on the thirtieth (30th) day following the date of termination if a Change in Control has not occurred on or prior to such thirtieth (30th) day (or such earlier expiration date applicable to the award (other than due to a termination of employment)).

The payments and benefits described in the preceding Sections 4(a), (b) and (c) are referred to herein as the “Severance”.  Notwithstanding the foregoing, it shall be a condition to Executive’s right to receive the Severance that Executive execute and deliver to the Company of an effective release of claims in a form approved by the Company (a “Release”) within twenty-one (21) days (or, to the extent required by law, forty-five (45) days) following the termination date and that Executive does not revoke such release during any applicable revocation period.

5.             No Other Severance.  The provisions of Section 4 hereof shall supersede in their entirety any severance payment provisions upon a termination in connection with a Change in Control in any severance plan, offer letter, equity award plan, policy, program or other arrangement maintained by the Company.

6.             No Requirement to Mitigate; Survival.  Executive shall not be required to mitigate the amount of any payment provided for under this Agreement by seeking other employment or in any other manner.  Notwithstanding anything to the contrary in this Agreement, the termination of Executive’s employment shall not impair the rights or obligations of any Party.

7.             Company Property.  Executive hereby acknowledges and agrees that all Personal Property (as defined below) and equipment furnished to, or prepared by, Executive in the course of, or incident to, Executive’s employment, belongs to the Company and shall be promptly returned to the Company upon termination of Executive’s employment (and will not be kept in Executive’s possession or delivered to anyone else).  For purposes of this Agreement, “Personal Property” includes, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints and other documents, or materials, or copies thereof (including computer files), keys, building card keys, company credit cards, telephone calling cards, computer hardware and software, cellular and portable telephone equipment, personal digital assistant (PDA) devices, and all other proprietary information relating to the business of the Company or its subsidiaries or affiliates.  Following termination, Executive shall not retain any written or other tangible material containing any proprietary information of the Company or its subsidiaries or affiliates other than in connection with any continued service by Executive in any other capacity.

8.             Assignment and Successors.  This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.  None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will, operation of law or as otherwise provided herein.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

9.             Miscellaneous Provisions.

(a)                           Governing Law.  This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of California, without giving effect to any principles of conflicts of law, whether of the State of California or any other jurisdiction, and where applicable, the laws of the United States, that would result in the application of the laws of any other jurisdiction.

(b)                           Validity.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(c)                           Notices.  Any notice, request, claim, demand, document and other communication hereunder to any Party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid (or if it is sent through any other method agreed upon by the Parties), as follows:

If to the Company:

Fantex Holdings, Inc. and Fantex, Inc.

330 Townsend Street, Suite 234

San Francisco, CA 94107

Attn: CFO

If to Executive, at the address set forth on the signature page hereto.

Or at any other address as any Party shall have specified by notice in writing to the other Party.

(d)           Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.  Signatures delivered by facsimile or .pdf shall be deemed effective for all purposes.

(e)           Entire Agreement.  The terms of this Agreement are intended by the Parties to be the final expression of their agreement with respect to matters set forth herein and supersede all prior understandings and agreements, whether written or oral regarding such benefits.  The Parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

(f)            Amendments; Waivers.  This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized representative of the Company.

(g)           Severability; Enforcement.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.  Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(h)           Withholding.  The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

10.          Excess Parachute Payments, Limitation on Payments.

(a)           Best Pay Cap.  Notwithstanding any other provision of this Agreement, in the event that any payment or benefit received or to be received by Executive (including any payment or benefit received in connection with a termination of Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, including the payments and benefits under Section 3 or 4 hereof, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the excise tax imposed under Section 4999 of the Code (such excise tax, the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the cash severance payments under this Agreement shall first be reduced, and the noncash severance payments hereunder shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(b)           Certain Exclusions.  For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of an independent, nationally recognized accounting firm (the “Independent Advisors”) selected by the Company, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (iii) the value of any non cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

11.          Section 409A.

(a)           General.  The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date, (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A of the Code, the Company shall work in good faith with Executive to adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to avoid the imposition of taxes under Section 409A of the Code, including without limitation, actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code, and/or (ii) comply with the requirements of Section 409A; provided, however, that this Section 11 shall not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company have any liability for failing to do so.

(b)           Separation from Service.  Notwithstanding any provision to the contrary in this Agreement:  (i) no amount that constitutes “deferred compensation” under Section 409A shall be payable pursuant to Section 4 above unless the termination of Executive’s employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations (“Separation from Service”); (ii) for purposes of Section 409A, Executive’s right to receive installment payments shall be treated as a right to receive a series of separate and distinct payments, and to the extent permitted under Section 409A, any separate payment or benefit under the Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A; and (iii) to the extent that any payments, in-kind benefits or reimbursements provided to Executive under this Agreement are deemed to constitute compensation to Executive to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid no later than December 31st of the year following the year in which the expense was incurred.  The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year.  The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.  Executive’s right to such payments, in-kind benefits or reimbursements shall not be subject to liquidation or exchange for any other benefit.

(c)           Specified Employee.  Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of Executive’s Separation from Service with the Company or (ii) the date of Executive’s death.  Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

12.          Employee Acknowledgement.  Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date and year first above written.

FANTEX HOLDINGS, INC.

By:	/s/ David Mullin

Name:	David Mullin

Title:	CFO

EXECUTIVE

By:	/s/ William Garvey

Name:	William Garvey

SIGNATURE PAGE TO FANTEX HOLDINGS, INC. CHANGE IN CONTROL SEVERANCE AGREEMENT